Exhibit 3.1

Execution Version

ROSEHILL RESOURCES INC.

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

10.000% SERIES B REDEEMABLE PREFERRED STOCK

(Par Value $0.0001 Per Share)

Rosehill Resources Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors by the Second Amended and Restated Certificate of Incorporation of the Company (as so amended and as further amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to set forth the designation, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors duly adopted on December 7, 2017 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board of Directors hereby creates a new series of preferred stock, par value $0.0001 per share, of the Company, designated 10.000% Series B Redeemable Preferred Stock, and hereby fixes the relative rights, preferences, and limitations of the Series B Preferred Stock as set forth in this certificate of designations (this “Certificate of Designations”):

SECTION 1. Designation and Amount; Ranking.

(a) There shall be created from the 1,000,000 shares of Preferred Stock of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “10.000% Series B Redeemable Preferred Stock” par value $0.0001 per share (the “Series B Preferred Stock”), and the authorized number of shares of Series B Preferred Stock shall be 210,000. Shares of Series B Preferred Stock that are purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of Series B Preferred Stock.

(b) The Series B Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior in all respects to all Junior Stock; (ii) on parity with all Parity Stock; (iii) junior in all respects to all Senior Stock, (iv) junior in all respects to existing and future indebtedness of the Company and (v) structurally junior to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries and any Capital Stock of the Company’s Subsidiaries not held by the Company, in each case, as provided more fully herein.

SECTION 2. Definitions.

As used herein, the following terms shall have the following meanings:

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act. For the avoidance of doubt, for purposes of this Certificate of Designations, any fund or account managed, advised or subadvised, directly or indirectly, by a Holder or its Affiliates shall be considered an Affiliate of such Holder; provided, however, that no portfolio company of a Holder or its Affiliates shall be considered or otherwise deemed to be an Affiliate thereof.

“Base Return Amount” shall mean, at the applicable time of determination:

(a) an amount in cash in the aggregate equal to (i) the product of (A) the number of outstanding shares of Series B Preferred Stock (excluding any Series B PIK Shares) multiplied by (B) for each such share of Series B Preferred Stock, (1) prior to the first anniversary of the date of issuance of such share of Series B Preferred Stock, $1,250, (2) on or after the first anniversary and prior to the second anniversary of the date of issuance of such share of Series B Preferred Stock, $1,350 and (3) on or after the second anniversary of the date of issuance of such share of Series B Preferred Stock, the greater of (x) $1,500 and (y) an amount necessary to achieve a 16.0% IRR with respect to such share of Series B Preferred Stock, minus (ii) all Quarterly Dividends paid on shares of Series B Preferred Stock (including Series B PIK Shares) (other than Excluded Amounts) minus (iii) the Up-Front Fee; and

(b) on a per share basis, an amount in cash equal to the quotient of (i) the aggregate amount calculated in accordance with clause (a) above divided by (ii) the number of outstanding shares of Series B Preferred Stock (excluding any Series B PIK Shares).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board Observer” shall have the meaning set forth in Section 10(a).

“Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Business Day” shall mean any day other than Saturday, Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” shall mean, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that, “Capital Stock” shall not include any convertible or exchangeable debt securities which, prior to conversion or exchange, will rank senior in right of payment to the Series B Preferred Stock.

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Certificate of Incorporation” shall have the meaning set forth in the recitals.

“Certificated Preferred Stock” shall have the meaning set forth in Section 12(b)(i).

“Change of Control” shall be deemed to have occurred at any time after the Issue Date if any of the following occurs:

(i) the consummation of any transaction (other than any transaction described in clause (ii) below, whether or not the proviso therein applies) the result of which is that a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than the Permitted Holders, has become the direct or indirect Beneficial Owner of more than 50% of the voting power of the Company’s Equity Interests;

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or changes resulting from a subdivision or combination), as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); (B) any consolidation, merger or other combination of the Company or binding share exchange pursuant to which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s or Rosehill Operating’s wholly-owned Subsidiaries; provided, however, that (x) none of the transactions described in clauses (A) or (B) shall constitute a “Change of Control” if the holders of all classes of the Company’s common equity immediately prior to such transaction continue to own at least, directly or indirectly, more than 50% of the surviving corporation or transferee, or the parent thereof, immediately after such event and (y) none of the transactions described in clauses (A), (B) or (C) shall constitute a “Change of Control” if such transaction is effected solely to change the Company’s jurisdiction of formation or to form a holding company for the Company and that results in a share exchange or reclassification or similar exchange of the outstanding Common Stock solely into common stock of the surviving entity;

(iii) the Company’s Common Stock ceases to be listed or quoted on any of The New York Stock Exchange, NYSE American, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market (or any of their respective successors), other than any cessation to be listed or quoted that persists for not more than ten (10) days in connection with a transition among the above exchanges;

(iv) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company (other than in a transaction described in clause (ii) above); or

(v) the occurrence of any “Change in Control” under the Note Purchase Agreement.

“Change of Control Redemption Date” shall have the meaning set forth in Section 8(b).

“Change of Control Redemption Notice” shall have the meaning set forth in Section 8(c).

“Close of Business” shall mean 5:00 p.m. (New York City time).

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company or any other capital stock of the Company into which such Common Stock shall be reclassified or changed.

“Company” shall have the meaning set forth in the recitals.

“Company Credit Agreement” shall mean any agreements, documents or instruments governing or evidencing first-lien, senior secured Indebtedness of the Company or its Subsidiaries.

“Company Indebtedness Documents” shall mean any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries (including, as of the Issue Date, the Note Purchase Agreement and the Current Credit Agreement).

“Company Redemption Date” shall have the meaning set forth in Section 6(a).

“Company Redemption Notice” shall have the meaning set forth in Section 6(b).

“Current Credit Agreement” shall mean that certain Credit Agreement, dated as of April 27, 2017, among the Rosehill Operating Company, LLC, as Borrower, PNC Bank, National Association, as Administrative Agent, and the Lenders party thereto.

“Customary Credit Facility” shall mean a reserve-based revolving credit facility with a conforming borrowing base based on the normal and customary standards and practices of a commercial bank that is in the business of valuing and re-determining the value of oil and gas properties in connection with conforming, reserve-based oil and gas loan transactions in the United States.

“DGCL” shall have the meaning set forth in the recitals.

“Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year, commencing on January 15, 2018.

“Dividend Rate” shall mean the rate per annum of 10.00%, as may be adjusted pursuant to Sections 9(a) or 9(c).

“Dividend Record Date” shall mean, with respect to any Dividend Payment Date, the January 1, April 1, July 1 and October 1, as the case may be, immediately preceding such Dividend Payment Date.

“Dividend Trigger Event” shall have the meaning set forth in Section 3(d).

“EBITDAX” shall have the meaning set forth for such term in the Note Purchase Agreement as of the Issue Date.

“EIG Investors” shall mean, collectively, EIG Direwolf Equity Aggregator, L.P., a Delaware limited partnership, Triloma EIG Energy Income Fund, a Delaware statutory trust, and Triloma EIG Energy Income Fund - Term I, a Delaware statutory trust.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any limited liability company membership interest and any unlimited liability company membership interests.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” shall mean the portion, if any, of any Cash Dividend under Section 3(a) that is attributable to any increase in the Dividend Rate pursuant to Section 9(a) or 9(c).

“Final Company Redemption Notice” shall have the meaning set forth in Section 7(c).

“GAAP” shall mean United States generally accepted accounting principles.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Series B Preferred Stock.

“Holder Redemption Date” shall have the meaning set forth in Section 7(d).

“Holder Redemption Notice” shall have the meaning set forth in Section 7(b).

“Holder Redemption Right” shall have the meaning set forth in Section 7(a).

“Holder Redemption Shares” shall have the meaning set forth in Section 7(b).

“Holder Representative” shall mean EIG Management Company, LLC or its Affiliated designee until such time as (i) the EIG Investors and/or their Affiliates hold less than 50% of the Series B Preferred Stock and (ii) the Holders representing a majority of the then-outstanding shares of Series B Preferred Stock elect a new Holder Representative by written notice to the Company, which Person shall thereupon be the Holder Representative.

“Indebtedness” shall mean, for any Person, the sum of the following, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of property or services that are more than ninety (90) days past the date of invoice other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all Capital Lease Obligations of such Person; (e) all obligations of such Person under Synthetic Leases (as defined in the Current Credit Agreement as of the Issue Date); (f) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien (as defined in the Current Credit Agreement as of the Issue Date) on any property of such Person, whether or not such Indebtedness is assumed by such Person; (g) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or property of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons (as defined in the Current Credit Agreement as of the Issue Date), in consideration of one or more advance payments, made more than one (1) month in advance of the month in which the commodities, goods or services are to be delivered other than (i) Swap Agreements (as defined in the Current Credit Agreement as of the Issue Date) and (ii) gas balancing arrangements in the ordinary course of business; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement (as defined in the Current Credit Agreement as of the Issue Date) but only to the extent of such liability; (k) the obligation of such Person in respect of Disqualified Capital Stock (as defined in the Current Credit Agreement as of the Issue Date); and (1) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Indebtedness shall not include liabilities resulting from endorsements of instruments for collection in the ordinary course of business.

“IRR” shall mean, as of any measurement date in respect of each share of Series B Preferred Stock (excluding Series B PIK Shares), the annual interest rate (compounded annually) which, when used as the discount rate to calculate the net present value as of such date of the sum of (i) the aggregate amount of all Cash Dividends actually paid in respect of such share of Series B Preferred Stock, (ii) $20.00 and (iii) the Series B Preferred Stock Price, causes such net present value to equal zero. For purposes of the net present value calculation, (A) Cash Dividends will be a positive number, (B) the Series B Preferred Stock Purchase Price will be a negative number, (C) Cash Dividends and the Series B Preferred Stock Purchase Price will be deemed to have been received or paid on the actual date of such receipt or payment and (D) Cash Dividends shall not include any Excluded Amounts. The IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel, upgrades to such program or, if such software is not available at such time, an equivalent function in another software package.

“Issue Date” shall mean the original date of issuance of the Series B Preferred Stock, which shall be the effective date of this Certificate of Designations.

“Junior Stock” shall mean all classes of the Company’s common stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Rosehill Operating’s Total Funded Debt (as defined in the Current Credit Agreement) plus the amount of any Indebtedness of the Company as of such date to (ii) EBITDAX for the most recent trailing four quarters for which internal financial statements are available immediately preceding such date, such financial statements having been delivered pursuant to Section 8.01 of the Current Credit Agreement.

“Liquidation Preference” shall mean, with respect to each share of Series B Preferred Stock, $1,000.

“NASDAQ” shall mean the NASDAQ Stock Market.

“Non-Cash Dividend” shall have the meaning set forth in Section 3(b).

“Non-Cash Dividend Amount” shall have the meaning set forth in Section 3(b).

“Note Purchase Agreement” shall mean that certain Note Purchase Agreement, dated as of December 8, 2017, among Rosehill Operating Company, LLC, as Issuer, U.S. Bank, National Association, as Agent and the Holders party thereto, as may be amended or restated from time to time.

“Officer” shall mean the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the DGCL and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit B.

“Parity Stock” shall mean (i) the Series A Preferred Stock and (ii) any class or series of the Company’s Capital Stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Company.

“Paying Agent” shall mean the Transfer Agent, acting in its capacity as paying agent for the Series B Preferred Stock, and its successors and assigns, or any other Person appointed to serve as paying agent by the Company.

“Permitted Equity Acquisition” shall have the meaning set forth in Section 4(b)(xi).

“Permitted Holders” shall mean (a) the Company or any Subsidiary of the Company and its and their employee benefit plans and (b) KLR Energy Sponsor, LLC, Tema Oil and Gas Company and their respective Affiliates.

“Permitted Transferee” shall mean any Person that is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is a “United States person” as defined in Section 7701(a)(30) of the Code and in accordance with the provisions of this Certificate of Designations.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Return Amount” shall mean an amount of cash per share of Series B Preferred Stock equal to the Series B Preferred Stock Purchase Price with respect to such Series B PIK Share plus the value of all accrued and unpaid dividends in respect of such Series B PIK Share.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Purchase Agreement” shall mean the Series B Redeemable Preferred Stock Purchase Agreement, dated as of December 8, 2017, among the Company and the EIG Investors, as may be amended from time to time.

“Quarter” shall mean the three-month period ending on each of January 15, April 15, July 15 and October 15 of each year; provided that with respect to the first period following the Issue Date, solely the portion of such period after the Issue Date.

“Quarterly Dividend” shall have the meaning set forth in Section 3(b).

“Quarterly Dividend Amount” shall have the meaning set forth in Section 3(a).

“Redemption Consideration” shall have the meaning set forth in Section 6(a).

“Redemption Trigger Event” shall have the meaning set forth in Section 9(b).

“Restricted Subsidiary” shall mean any Subsidiary of the Company or Rosehill Operating that is not an Unrestricted Subsidiary.

“Rosehill Operating” means Rosehill Operating Company, LLC, a Delaware limited liability company.

“Rosehill Operating LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Rosehill Operating, dated as of the date hereof, as may be amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class or series of the Company’s Capital Stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Company.

“Series A Certificate of Designations” means that certain Series A Certificate of Designations fixing the relative rights, preferences, and limitations of the Series A Preferred Stock.

“Series A Preferred Stock” shall mean the Company’s 8.000% Series A Cumulative Perpetual Convertible Preferred Stock.

“Series B PIK Share” means any share of Series B Preferred Stock issued as a Non-Cash Dividend.

“Series B Preferred Director” shall have the meaning set forth in Section 9(b)(i).

“Series B Preferred Stock” shall have the meaning set forth in Section 1(a).

“Series B Preferred Stock Purchase Price” shall have the meaning set forth in the Purchase Agreement.

“Subsidiary” shall mean with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person. With respect to the Company, the term “Subsidiary” shall include Rosehill Operating.

“Tax Receivable Agreement” shall mean that certain Tax Receivable Agreement, dated as of April 27, 2017, by and between the Company, Tema Oil and Gas Company and Agent.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Company, acting as the Company’s duly appointed transfer agent, registrar, and dividend disbursing agent for the Series B Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar, conversion agent and dividend disbursing agent by the Company.

“Transfer Restricted Securities” shall mean each share of Series B Preferred Stock until such shares shall be freely tradable pursuant to Rule 144 of the Securities Act.

“Up-Front Fee” shall mean an amount of cash equal to 2.0% of the aggregate Series B Preferred Stock Purchase Price.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Company or Rosehill Operating designated in writing to the Administrative Agent of any Company Credit Agreement to be an Unrestricted Subsidiary in accordance with any Company Credit Agreement. For the avoidance of doubt, Rosehill Operating shall not be considered an Unrestricted Subsidiary for the purposes of this Certificate of Designations unless otherwise approved by the written consent of the Holder Representative, acting on behalf of the Holders of a majority of the Series B Preferred Stock then outstanding.

SECTION 3. Dividends.

(a) Dividends shall, with respect to each share of Series B Preferred Stock, accrue on the Liquidation Preference at the Dividend Rate for each Quarter for the portion of such Quarter for which such share is outstanding, to and including the Dividend Payment Date with respect to such Quarter. Dividends on the Series B Preferred Stock shall accrue on a daily basis (at the Dividend Rate assuming a 365 day year), whether or not declared. Holders shall be entitled to receive prior to any distributions made in respect of any Junior Stock in respect of the same Quarter, out of funds legally available for payment, cash dividends (“Cash Dividends”) on the Liquidation Preference in effect immediately after the last day of the immediately prior Quarter, at the Dividend Rate, compounded Quarterly on each Dividend Payment Date in arrears (the “Quarterly Dividend Amount”). Quarterly Dividends shall be payable only when, as and if declared by the Board of Directors.

(b) Notwithstanding anything to the contrary in Section 3(a), and without limitation of the rights of the Holders set forth in Section 9, the Company may, at the sole election of the Board of Directors, with respect to any dividend declared in respect of any Quarter ending on or prior to January 15, 2019, elect to have up to 40% of the amount that would have been payable if such dividend had been fully paid in cash pursuant to Section 3(a) (the “Non-Cash Dividend Amount”) to be paid by delivering to the Holders a number of Series B PIK Shares equal to the quotient of (x) the applicable Non-Cash Dividend Amount divided by (y) the Liquidation Preference (such dividend, a “Non-Cash Dividend” and together with Cash Dividends, “Quarterly Dividends”). For the avoidance of doubt, any Non-Cash Dividend declared and paid in accordance with this Section 3(b) shall reduce, on a dollar-for-dollar basis, the amount of Cash Dividends otherwise required under Section 3(a) in any Quarter.

(c) To the extent the Board of Directors so declares, Quarterly Dividends shall be payable in arrears on each Dividend Payment Date for the Quarter ending on or immediately prior to such Dividend Payment Date, to the Holders as they appear on the Company’s stock register at the Close of Business on the relevant Dividend Record Date. If any Dividend Payment Date falls on a day that is not a Business Day, the payment of Quarterly Dividends declared under Section 3(a) and/or Section 3(b) with respect to such Dividend Payment Date will be made on the next succeeding Business Day and no interest or dividends on such payment will accrue or accumulate, as the case may be, in respect of such delay. Accumulated and unpaid dividends on shares of Series B Preferred Stock for any past dividend periods (including unpaid dividends compounding thereon) may be declared and paid at any time to Holders.

(d) If the Company fails to pay to the Holders a Quarterly Dividend in respect of any Quarter (i) in cash and/or (ii) in Series B PIK Shares (to the extent the payment of such Quarterly Dividend in Series B PIK Shares is permitted by Section 3(b)) (a “Dividend Trigger Event”), then the Liquidation Preference shall automatically increase by such unpaid amounts (to the extent the Liquidation Preference has not already been increased by such unpaid amounts) and such unpaid amounts will compound Quarterly on each Dividend Payment Date in arrears. Notwithstanding the foregoing, any payments by the Company of cash or shares of Series B Preferred Stock (to the extent permitted by Section 3(b)) in respect of Quarterly Dividends that were previously unpaid will reduce the Liquidation Preference by the amount so paid. Upon the occurrence of a Dividend Trigger Event, the Holders will have certain additional rights set forth in Section 9.

(e) The Company shall not issue fractional shares in respect of any dividend payment. If a dividend would result in the issuance of a fractional share of Series B Preferred Stock, each fractional share shall be rounded up to the nearest whole share.

SECTION 4. Special Rights.

(a) Holders shall not have any voting or consent rights except as set forth in this Section 4 or as otherwise from time to time specifically required by the DGCL or the Certificate of Incorporation.

(b) So long as there are any shares of Series B Preferred Stock outstanding, in addition to any other vote or consent of stockholders required by the DGCL or the Certificate of Incorporation, the written consent of the Holder Representative, acting on behalf of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, shall be necessary for effectuating:

(i) subject to Section 4(c), any amendment, modification or alteration of, or supplement to, the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise;

(ii) any amendment, modification or alteration of, or supplement to, the Rosehill Operating LLC Agreement that is adverse to the rights, preferences or privileges of any Holder, including, for the avoidance of doubt, (A) with respect to any Equity Securities (as defined in the Rosehill Operating LLC Agreement) issued by Rosehill Operating in connection with and in furtherance of the transactions contemplated by the Purchase Agreement or (B) with respect to Rosehill Operating’s ability pay dividends or make distributions on such Equity Securities; provided, that no consent shall be required to amend, modify, alter or supplement the Rosehill Operating LLC Agreement in a manner reasonably necessary (x) to avoid undue risk that Rosehill Operating may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code (provided that any amendment, modification, alteration or supplementation under this clause (x) shall not be disproportionately adverse to the rights, preferences or privileges of the Series B Preferred Stock as compared to any other Equity Interests of the Company) or (y) to ensure that the capital account and allocation provisions set forth in the Rosehill Operating LLC Agreement comply with the Treasury Regulations and reflect the intended economic entitlement of the members;

(iii) any issuance, authorization or creation of, or any increase by the Company in the issued or authorized amount of, any specific class or series of Senior Stock or any Parity Stock or security convertible into or evidencing the right to purchase any shares of Senior Stock or Parity Stock; provided, however, that the forgoing limitation shall not apply to the issuances of shares of Series A Preferred Stock as a dividend under the Series A Certificate of Designations that would be permitted under the Series A Certificate of Designations as of the Issue Date;

(iv) any direct or indirect incurrence, creation, issuance, assumption or guarantee of, or other contingent liability with respect to, Indebtedness by the Company, Rosehill Operating and/or their Restricted Subsidiaries; provided, however, that the Company, Rosehill Operating and/or their Restricted Subsidiaries may incur, create, issue, assume, guarantee or otherwise become liable for such Indebtedness if, after giving pro forma effect to the incurrence, creation, issuance, assumption, guarantee of, or the contingent liability with respect to, such Indebtedness and any substantially simultaneous application of the proceeds thereof, the Leverage Ratio immediately preceding the date on which such Indebtedness is incurred, created, assumed, or guaranteed would have been less than to 4.00 to 1.00;

(v) without limiting the provisions of Section 4(b)(iv), any issuance or incurrence by the Company, Rosehill Operating and/or their Restricted Subsidiaries of any secured or unsecured high-yield debt unless (i) such high-yield debt (A) does not have (1) an all-in interest rate together with any component of yield (excluding increases resulting from the accrual of interest at the default rate) greater than that under the Note Purchase Agreement and (2) a “make whole” provision that is materially less favorable in the aggregate to the Company, Rosehill Operating and/or their Restricted Subsidiaries than that under the Note Purchase Agreement and (B) is used to refinance the total amount of Indebtedness outstanding under the Note Purchase Agreement, or (ii) in connection therewith, all of the outstanding shares of Series B Preferred Stock are redeemed in full for the Redemption Consideration;

(vi) entering into any credit facility in replacement of the Current Credit Agreement that is not a Customary Credit Facility;

(vii) entering into, adopting or agreeing to any “restricted payment” provisions (or other similar provisions that restrict or limit the payment of dividends on, or the redemption of, the Series B Preferred Stock) under any Company Indebtedness Document that would be more restrictive on the payment of dividends on, or redemption of, the Series B Preferred Stock than those existing in the Company Indebtedness Documents as of the Issue Date (provided that, for the avoidance of doubt, any decrease in the amount available to make restricted payments under any such provisions that are the result of the Company utilizing capacity under such provisions or any decrease in capacity as a result of the operation of such provisions as set forth in the Company Indebtedness Documents as of the Issue Date, shall not require the consent of the Holder Representative);

(viii) any declaration or payment of dividends or distributions on, or redemptions or repurchases of, Parity Stock, Common Stock or any other shares of Junior Stock; provided, however, that the foregoing limitation shall not apply to (A) a dividend payable on Common Stock or other Junior Stock in shares of Common Stock or other Junior Stock, (B) the acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (C) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of shares of other Junior Stock or any securities exchangeable for or convertible into such shares of Common Stock or other Junior Stock; (D) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (E) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (F) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock; (G) any dividend payable on the Series A Preferred Stock in accordance with the Series A Certificate of Designations in effect as of the date hereof and (H) any distributions permitted under the Rosehill Operating LLC Agreement or the Tax Receivable Agreement;

(ix) (A) entering into any joint venture agreement or (B) any issuance of Equity Interests of any of the Company’s Subsidiaries, other than to the Company or the Company’s wholly-owned Subsidiaries;

(x) forming or creating any Subsidiary of the Company other than any Subsidiary owned directly or indirectly by Rosehill Operating;

(xi) (A) the sale, lease, assignment, conveyance or other disposition (including by farmout or similar transaction) of any properties of the Company or any of its Subsidiaries having a fair market value in excess of $15.0 million in any fiscal year and $40.0 million in the aggregate or (B) the acquisition of any properties (including by farm-in or similar transaction) or making any investment in any Person (other than a Subsidiary of the Company) by the Company and/or its Subsidiaries in excess of $15.0 million in any fiscal year and $40.0 million in the aggregate, other than (i) the sale or purchase of hydrocarbons or (ii) acreage swaps, in each of (i) and (ii) hereof, in the ordinary course of business; provided, that no consent as a result of this Section 4(b)(xi) shall be required for the acquisition of any properties or making of an investment in any Person using (1) common equity of the Company or any Subsidiary as consideration or (2) the cash proceeds of the issuance of common equity of the Company or any Subsidiary to the extent such cash proceeds are held in a segregated account following receipt by the Company or its Subsidiary thereof and are used to consummate such acquisition or investment within 270 days following the receipt thereof (such acquisition or investment, a “Permitted Equity Acquisition”) and the amount of common equity, or cash proceeds thereof, utilized for such Permitted Equity Acquisition shall not be included in any calculation under Section 4(b)(xi)(B); provided further, however, that if a Dividend Trigger Event or Event of Default (as defined in the Note Purchase Agreement) has occurred and is continuing, then (x) the $15.0 million and $40.0 million amounts in the foregoing clauses (A) and (B) of this Section 4(b)(xi) shall be deemed to be $0 and (y) the Company and its Subsidiaries shall not be permitted to make any Permitted Equity Acquisitions (unless, (i) if such Permitted Equity Acquisition is funded solely with such common equity or cash proceeds thereof, the Company or its applicable Subsidiary entered into a binding agreement to make such Permitted Equity Acquisition when no

Dividend Trigger Event or Event of Default had occurred or was continuing and, at such time, no Dividend Trigger Event or Event of Default was projected in good faith to occur either immediately before or immediately after giving effect to the consummation of such Permitted Equity Acquisition or (ii) solely with respect to the occurrence of an Event of Default, such Event of Default could be cured pro forma by the making of such Permitted Equity Acquisition), in each case, until such time as such Dividend Trigger Event or Event of Default has been fully cured;

(xii) entering into or modifying any agreement or transaction between the Company and/or its Subsidiaries, on the one hand, and Tema Oil and Gas Company, KLR Group Holdings LLC, KLR Group, LLC, Gateway Gathering and Marketing Company Inc. and/or their respective Affiliates (other than the Company and its wholly-owned Subsidiaries) other than any such agreement or transaction approved by a majority of the Audit Committee of the Board of Directors; or

(xiii) the consummation of any Change of Control unless in connection therewith, all shares of Series B Preferred Stock are redeemed in full at the Redemption Consideration in accordance with Section 8.

(c) Notwithstanding anything to the contrary herein, without the consent of the Holders, the Company, acting in good faith, may amend, alter, supplement or repeal any terms of the Series B Preferred Stock by amending or supplementing the Certificate of Incorporation, this Certificate of Designations or any stock certificate representing shares of the Series B Preferred Stock:

(i) to cure any ambiguity, omission, inconsistency or mistake in any such instrument in a manner that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock or any Holder;

(ii) to make any provision with respect to matters or questions relating to the Series B Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations and that does not adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock or any Holder; or

(iii) to make any other change that does not adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred Stock or any Holder (other than any Holder that consents to such change).

(d) In exercising the voting and consent rights set forth in Section 4(a) and Section 4(b), each share of Series B Preferred Stock shall be entitled to one vote.

SECTION 5. Liquidation Rights.

(a) In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, in respect of (i) each share of Series B Preferred Stock (excluding any Series B PIK Share) an amount equal to (x) the Base Return Amount plus (y) the portion, if any, of any unpaid dividend which has accrued to the Liquidation Preference under Section 3(d) and remains unpaid in cash that is attributable to any increase in the Dividend Rate pursuant to Sections 9(a)

or 9(c), applicable as of the date of such liquidation, winding-up or dissolution of the Company, and (ii) each Series B PIK Share, an amount equal to the PIK Return Amount, in each case in preference to the holders of, and before any payment or distribution is made on, any Junior Stock.

(b) Without prejudice to the rights of the Holders in Section 8, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding up or dissolution of its business), nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c) After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Series B Preferred Stock.

(d) In the event the assets of the Company available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series B Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Series B Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

SECTION 6. Company Optional Redemption.

(a) At any time, and from time to time, after the Issue Date, the Company shall have the right, subject to applicable law, to redeem the Series B Preferred Stock, in whole or in part, from any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the Company in its sole discretion (the “Company Redemption Date”). The Company may redeem shares of Series B Preferred Stock as provided herein: (i) first, each Series B PIK Share shall be redeemed by paying cash in an amount equal to the PIK Return Amount and (ii) second, each share of Series B Preferred Stock (excluding any Series B PIK Share) shall be redeemed by paying cash in an amount equal to (x) the Base Return Amount plus (y) the portion, if any, of any unpaid dividend which has accrued to the Liquidation Preference under Section 3(d) and remains unpaid in cash that is attributable to any increase in the Dividend Rate pursuant to Sections 9(a) and 9(c) (the amounts payable pursuant to (i) and (ii), the “Redemption Consideration”); provided that, the Company may not redeem less than a number of shares of Series B Preferred Stock that would result in an aggregate amount of Redemption Consideration of less than $25 million unless (A) the Company redeems only Series B PIK Shares or (B) such redemption would result in there being no shares of Series B Preferred Stock outstanding.

(b) The Company shall give notice of its election to redeem the Series B Preferred Stock pursuant to this Section 6 not less than 15 days and not more than 60 days before the scheduled Company Redemption Date, to the Holders of Series B Preferred Stock as such Holders’ names appear (as of the Close of Business on the Business Day next preceding the day on which notice is given) on the books of the Transfer Agent at the address of such Holders shown therein. Such notice (the “Company Redemption Notice”) shall state: (i) the Company Redemption Date, (ii) the number of shares of Series B Preferred Stock to be redeemed from such Holder, (iii) the applicable Redemption Consideration, (iv) the place where any shares of Series B Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the applicable Redemption Consideration therefor, and (v) whether or not such notice is conditioned and, if so, the conditions to such redemption. Any notice of redemption may be subject to one or more conditions as specified therein.

(c) If the Company elects to redeem fewer than all of the outstanding shares of Series B Preferred Stock pursuant to this Section 6, the number of shares of Series B Preferred Stock to be redeemed shall include a proportionate amount of Series B PIK Shares from each Holder and a proportionate amount of Series B Preferred Stock from each Holder. The shares of Series B Preferred Stock not redeemed shall remain outstanding.

(d) If the Company gives a Company Redemption Notice as to which all conditions have been satisfied, the Company shall deposit with the Paying Agent Redemption Consideration sufficient to redeem each of the shares of Series B Preferred Stock as to which such Company Redemption Notice shall have been given no later than the open of business on the Company Redemption Date, and the Company shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Redemption Consideration to the Holders for each of their shares of Series B Preferred Stock to be redeemed as set forth in the Company Redemption Notice. If the Company Redemption Notice shall have been given, then from and after the Company Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Company Redemption Notice to all Holders who submit shares of Series B Preferred Stock for redemption, (i) all dividends on such shares of Series B Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Series B Preferred Stock to be redeemed shall be deemed to no longer be outstanding and (iii) all other rights with respect to the shares of Series B Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Redemption Consideration for each of their shares of Series B Preferred Stock to be redeemed. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Consideration for each of the shares of Series B Preferred Stock to be redeemed), and the holders of any shares of Series B Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Series B Preferred Stock, that remain unclaimed or unpaid after two years after the Company Redemption Date, shall be, to the extent permitted by applicable law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption shall have recourse only to the Company. Notwithstanding any Company Redemption Notice, there shall be no redemption of any shares of Series B Preferred Stock called for redemption until funds sufficient to pay the full amount of the Redemption Consideration with respect to each such share shall have been deposited by the Company with the Paying Agent.

SECTION 7. Holder Optional Redemption

(a) The Holder Representative, on behalf of the Holders of a majority of the then-outstanding shares of Series B Preferred Stock, may elect, in whole or in part, from time to time, (i) on or after the sixth anniversary of the Issue Date or (ii) at any time if any Dividend Trigger Event has occurred and is continuing for a period of nine months, to cause the Company to redeem all or a portion of the Series B Preferred Stock (the “Holder Redemption Right”) for cash at a price per share of Series B Preferred Stock equal to the Redemption Consideration (but in no event may the Holders elect to redeem less than a number of shares of Series B Preferred Stock that would result in an aggregate amount of Redemption Consideration of less than $25 million unless such redemption would result in there being no Series B Preferred Stock outstanding).

(b) The Holder Representative, on behalf of the Holders of a majority of the then-outstanding shares of Series B Preferred Stock, may exercise the Holder Redemption Right from time to time, with respect to all or any portion of the Series B Preferred Stock, by delivering to the Company a notice of redemption (the “Holder Redemption Notice”). Such Holder Redemption Notice shall be in writing and include the number of shares of Series B Preferred Stock to be redeemed from the Holders, which shall be pro rata in accordance with their respective ownership of the Series B Preferred Stock (the “Holder Redemption Shares”).

(c) Within five (5) Business Days of a receipt of a Holder Redemption Notice, the Company shall deliver a notice (the “Final Company Redemption Notice”) that states (i) the Holder Redemption Date, (ii) the number of shares of Series B Preferred Stock to be redeemed (as set forth in the Holder Redemption Notice), (iii) the applicable Redemption Consideration, and (iv) the place where any shares of Series B Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the applicable Redemption Consideration therefor.

(d) The Company shall deposit with the Paying Agent Redemption Consideration sufficient to redeem each of the shares of Series B Preferred Stock as to which the Company has delivered a Final Company Redemption Notice in accordance with Section 7(b) no later than the open of business on the tenth Business Day following the delivery of the Final Company Redemption Notice (such date, the “Holder Redemption Date”), and the Company shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the applicable Redemption Consideration to the Holders for each of their shares of Series B Preferred Stock to be redeemed as set forth in the Final Company Redemption Notice. If a Final Company Redemption Notice shall have been given, then from and after the Holder Redemption Date, unless the Company defaults in providing to the Holders Redemption Consideration for each of their shares of Series B Preferred Stock to be redeemed sufficient for such redemption at the time and place specified for payment pursuant to the Final Company Redemption Notice, (i) all dividends on such shares of Series B Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Series B Preferred Stock to be redeemed shall be deemed no longer outstanding and (iii) all other rights with respect to the shares of Series B Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Redemption Consideration for each of their shares of Series B Preferred Stock to be redeemed. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Consideration for each of the shares of Series B Preferred Stock to be redeemed), and the holders of any shares of Series B Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Series B Preferred Stock, that remain unclaimed or unpaid after two years after the Holder Redemption Date, shall be, to the extent permitted by applicable law, repaid to the Company upon its written request, after which repayment the Holders entitled to such redemption shall have recourse only to the Company. Notwithstanding any Final Company Redemption Notice, there shall be no redemption of any shares of Series B Preferred Stock called for redemption until funds sufficient to pay the full Redemption Consideration with respect to each such share shall have been deposited by the Company with the Paying Agent.

SECTION 8. Change of Control

(a) Notwithstanding anything to the contrary contained in this Section 8, (i) if the Company and the Holders of a majority of the then-outstanding shares of Series B Preferred Stock agree, in their respective sole discretion, in writing (which may include a vote or other consent of the Holders representing a majority of the then-outstanding Series B Preferred Stock that is a condition to the Change of Control), prior to the consummation of a Change of Control to a treatment of the Series B Preferred Stock in connection with such Change of Control other than what is required or permitted pursuant to this Section 8, the terms of such agreement shall govern the treatment of the Series B Preferred Stock with respect to the relevant Change of Control; (ii) the redemptions required by this Section 8 shall be made only out of funds legally available therefor; and (iii) nothing herein limits the ability of the Company at any time to redeem the Series B Preferred Stock in accordance with Section 6 in lieu of compliance with the terms hereof.

(b) In the event of a Change of Control, the Company shall redeem in cash all, but not less than all, of the outstanding shares of Series B Preferred Stock for a price per share of Series B Preferred Stock equal to the Redemption Consideration. Such redemption shall occur simultaneously with the Change of Control or on such other date as the Company and the Holders of a majority of the then-outstanding shares of Series B Preferred Stock may agree (the “Change of Control Redemption Date”); provided that, if such redemption would cause the Series B Preferred Stock to be characterized as “disqualified stock”, “disqualified capital stock” or any similar concept pursuant to the terms of the Company Indebtedness Documents, the Change of Control Redemption Date will, in each case, solely to the extent required to prevent such characterization, be tolled until the applicable loans and other debt obligations that are accrued and payable under any such Company Indebtedness Documents are, to the extent required, repaid (and, if applicable, any commitments will be terminated and any obligations to offer to redeem, repay or repurchase such loans or other debt obligations as a result of the Change of Control will have expired) prior to such redemption of the Series B Preferred Stock and the Company will comply with any “change of control offer” or similar requirements under the terms of any such Company Indebtedness Documents, if applicable. For the avoidance of doubt, the preceding proviso shall not be deemed to be a waiver by any Holder of its right to receive from the Company and/or its successor the cash payment required in connection with such Change of Control and redemption.

(c) The Company shall give notice of a Change of Control not less than 15 days and not more than 60 days before the Change of Control is expected to occur (the “Change of Control Redemption Notice”). Such Change of Control Redemption Notice shall state: (i) the Change of Control Redemption Date, (ii) the applicable Redemption Consideration and (iii) the place where any shares of Series B Preferred Stock in certificated form are to be redeemed and shall be presented and surrendered for payment of the applicable Redemption Consideration therefor.

(d) If the Company gives a Change of Control Redemption Notice, the Company shall deposit with the Paying Agent funds sufficient to redeem the shares of Series B Preferred Stock as to which such Change of Control Redemption Notice shall have been given, no later than the open of business on the Change of Control Redemption Date, and the Company shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Redemption Consideration to the Holders for each of their shares of Series B Preferred Stock to be redeemed as set forth in the Change of Control Redemption Notice. If a Change of Control Redemption Notice shall have been given, then from and after the Change of Control Redemption Date, unless the Company defaults in providing cash sufficient for such redemption at the time and place specified for payment pursuant to the Change of Control Redemption Notice, (i) all dividends on such shares of Series B Preferred Stock to be redeemed shall cease to accrue, (ii) shares of Series B Preferred Stock to be redeemed shall be deemed to no longer be outstanding and (iii) all other rights with respect to the shares of Series B Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the Redemption Consideration for each of their shares of Series B Preferred Stock. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Consideration for each of the shares of Series B Preferred Stock to be redeemed), and the holders of any shares of Series B Preferred Stock so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including redemption of shares of Series B Preferred Stock, that remain unclaimed or unpaid after two years after the Change of Control Redemption Date, shall be, to the extent permitted by applicable law, repaid to the

Company upon its written request, after which repayment the Holders entitled to such redemption shall have recourse only to the Company. Notwithstanding any Change of Control Redemption Notice, there shall be no redemption of any shares of Series B Preferred Stock called for redemption until funds sufficient to pay the full Redemption Consideration for each such share shall have been deposited by the Company with the Paying Agent.

SECTION 9. Additional Holder Rights.

(a) Upon the occurrence of a Dividend Trigger Event, the Dividend Rate will increase to 12.0% per annum. Upon the date that all applicable Quarterly Dividends, whether in the form of Cash Dividends or Non-Cash Dividends, required to be paid pursuant to Section 3 have been fully paid and are current, a Dividend Rate of 10% per annum will once again apply unless a Dividend Trigger Event thereafter occurs and the Dividend Rate is once again increased in accordance with the terms of this Section 9(a).

(b) (x) Upon the occurrence of a Dividend Trigger Event (1) with respect to three out of any four consecutive Quarters or (2) that constitutes the sixth Dividend Trigger Event while any Series B Preferred Stock remains outstanding, (y) at any time after the sixth anniversary of the Issue Date if all (or the applicable portion of) the Series B Preferred Stock has not been timely and fully redeemed following the exercise of a Holder Redemption Right in accordance with Section 7 or (z) upon a Change of Control if the Series B Preferred Stock has not been timely and fully redeemed when required in accordance with Section 8, the following additional rights and remedies will apply thereafter until, in the case of clauses (y) and (z) (each, a “Redemption Trigger Event”), such time as the foregoing circumstances, as applicable, have been fully cured in accordance with the terms hereof and, in the case of clause (x), until three months following the date on which all applicable Quarterly Dividends have been fully paid and are current or until the time there are no shares of Series B Preferred Stock outstanding:

(i) The Holder Representative, acting on behalf of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, shall have the exclusive right to appoint and elect one director to the Board of Directors (the “Series B Preferred Director”); provided that the individual to be appointed to the Board of Directors by the Holder Representative, acting on behalf of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, shall be reasonably acceptable to the Board of Directors (provided that the Board of Directors may not unreasonably withhold, condition or delay such consent; provided further, that any senior investment professional employed by EIG or its Affiliates shall be deemed acceptable to the Board of Directors so long as EIG and its Affiliates hold a majority of the issued and outstanding Series B Preferred Stock) and such appointment shall be subject to such Series B Preferred Director satisfying all requirements regarding service as a director of the Company and under the Company’s charters, reasonable and customary practices and policies, including those relating to confidentiality and securities trading restrictions. The Series B Preferred Director appointed or elected pursuant to this Section 9(b)(i) shall serve until the next annual meeting of shareholders of the Company or until his or her successor is elected and qualified (provided that the Holder Representative, acting on behalf of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, may appoint and reelect such Series B Preferred Director at such annual meeting of shareholders of the Company (and at any subsequent annual meeting of shareholders of the Company) so long as the Holders continue to have the right to appoint such director in accordance with this Section 9(b)(i)) or his earlier death, resignation, retirement, disqualification or removal. Any newly created vacancy or newly created directorship in the position of a Series B Preferred Director may be filled only by the Holder Representative, acting on behalf of the Holders of a majority of the then outstanding shares of Series B Preferred Stock. Subject to this Section 9(b)(i)), the Series B Preferred Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the Holder Representative, acting on behalf of the Holders of a majority of the then outstanding shares of Series B Preferred Stock. Notwithstanding the foregoing, the Holder Representative’s right to appoint a Series B Preferred Director pursuant to this Section 9(b)(i) shall be at all times subject to the application of NASDAQ Listing Rules or the rules of the national securities exchange on which the Common Stock is then traded; and

(ii) Approval of the Holder Representative, acting on behalf of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, shall be required for (A) the incurrence of Indebtedness by the Company if, at the time of such incurrence and pro forma for such incurrence, the Leverage Ratio would exceed 3.25 to 1.00, (B) the approval or amendment of any applicable budget of the Company and (C) any capital expenditures (including acquisitions) or series of related capital expenditures in excess of $500,000.

(c) Upon the occurrence of any Redemption Trigger Event, the Dividend Rate shall increase to 14% per annum until such time as the applicable Redemption Trigger Event has been fully cured in accordance with the terms hereof, following which a Dividend Rate of 10% per annum will once again apply.

SECTION 10. Board Observer Rights. For as long as the EIG Investors and their Affiliates collectively are the Beneficial Owners of greater than 25% of the outstanding shares of Series B Preferred Stock, the EIG Investors and their Affiliates shall be entitled to designate one (1) natural person to attend all meetings of the Board of Directors or committees thereof (the “Board Observer”). The Board Observer shall be entitled to attend all meetings (including telephonic meetings) of the Board of Directors or committees thereof. The Company shall provide to the Board Observer any notices delivered to the members of the Board of Directors and a copy of all meeting materials concurrently with providing such notices and materials to the Board of Directors. The Board Observer shall not be a member of the Board of Directors, and shall not have any voting rights with respect to any action brought before the Board of Directors or any committee thereof or count towards any quorum with respect to such actions. Notwithstanding any rights to be granted or provided to the Board Observer hereunder, the Board of Directors may exclude any Board Observer from access to any materials or meeting or portion thereof if the Board of Directors determines, in good faith, that (i) access would reasonably be expected to prevent the members of the Board of Directors or committee thereof from engaging in attorney-client privileged communication or result in a bona fide conflict of interest with the Company involving any arrangement or transaction (or potential arrangement or transaction) between the Company or its Subsidiaries, on the one hand, and the EIG Investors or any of their Affiliates, on the other hand (other than any redemption of or other transaction pertaining to the Series B Preferred Stock or second lien notes issued under the Note Purchase Agreement); provided that no such conflict shall be deemed to exist merely by virtue of the EIG Investors or their Affiliates holding Series B Preferred Stock or second lien notes issued under the Note Purchase Agreement (provided, however, that such exclusion shall be limited to the portion of the material and/or meeting that is the basis for such exclusion and shall not extend to any portion of the material and/or meeting that does not involve or pertain to such exclusion or (ii) such portion of a meeting is an executive session limited solely to independent director members of the Board of Directors, independent auditors and/or legal counsel, as the Board of Directors may designate, and the Board Observer (assuming such Board Observer were a member of the Board of Directors) would not meet the then-applicable standards for independence adopted by NASDAQ, or such other exchange on which the Company’s securities are then traded.

SECTION 11. Transfers Generally. Subject to applicable law, the Holders may freely sell, transfer or assign or otherwise dispose of, in whole or in part, shares of Series B Preferred Stock to any Permitted Transferee; provided, however, any sale, transfer, assignment or other disposition of Series B Preferred Stock by a Holder to a Permitted Transferee that is not an Affiliate must either (i) have an aggregate Liquidation Preference of at least $10.0 million or (ii) result in such Holder no longer holding any shares of Series B Preferred Stock. Notwithstanding the foregoing, the EIG Investors and their Affiliates may not, without the prior consent of the Company, sell, transfer, assign or otherwise dispose of any shares of Series B Preferred Stock to the extent such sale, transfer, assignment or other disposition would cause the EIG Investors and their Affiliates in the aggregate to collectively hold less than 50.1% of the issued and outstanding Series B Preferred Stock.

SECTION 12. Uncertificated Shares; Certificated Shares.

(a) Uncertificated Shares.

(i) Form. Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, the shares of Series B Preferred Stock shall be in uncertificated, book entry form as permitted by the Amended and Restated Bylaws of the Company and the DGCL. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii) Transfer. Transfers of Series B Preferred Stock held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii) Legends. Each Ownership Notice issued with respect to a share of Series B Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN CERTIFICATE OF DESIGNATIONS OF 10.000% SERIES B REDEEMABLE PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY.”

In addition, each Ownership Notice issued with respect to a share of Series B Preferred Stock shall bear a legend in substantially the following form:

“BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.”

(b) Certificated Shares.

(i) Form and Dating. When Series B Preferred Stock is in certificated form (“Certificated Preferred Stock”), the Series B Preferred Stock certificate and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series B Preferred Stock certificate may have notations, legends or endorsements required by applicable law, stock exchange rules, agreements to which the Company is subject, if any, or usage; provided that any such notation, legend or endorsement is in a form acceptable to the Company. Each Series B Preferred Stock certificate shall be dated the date of its authentication.

(ii) Execution and Authentication. Two Officers shall sign each Series B Preferred Stock certificate for the Company by manual or facsimile signature.

If an Officer whose signature is on a Series B Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series B Preferred Stock certificate, the Series B Preferred Stock certificate shall be valid nevertheless.

A Series B Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series B Preferred Stock certificate. The signature shall be conclusive evidence that the Series B Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for shares of Series B Preferred Stock for original issue upon a written order of the Company signed by two Officers or by an Officer and an Assistant Treasurer of the Company. Such order shall specify the number of shares of Series B Preferred Stock to be authenticated and the date on which the original issue of the Series B Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Company to authenticate the certificates for the Series B Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series B Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(iii) Transfer and Exchange. When Certificated Series B Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Series B Preferred Stock or to exchange such Certificated Series B Preferred Stock for an equal number of shares of Certificated Series B Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Certificated Series B Preferred Stock surrendered for transfer or exchange:

(A) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(B) is being transferred or exchanged pursuant to subclause (1) or (2) below, and is accompanied by the following additional information and documents, as applicable:

(1) if such Certificated Series B Preferred Stock is being delivered to the Transfer Agent by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect in substantially the form of Exhibit C hereto; or

(2) if such Certificated Series B Preferred Stock is being transferred to the Company or to a “qualified institutional buyer” in accordance with Rule 144A under the Securities Act or pursuant to another exemption from registration under the Securities Act, (i) a certification to that effect (in substantially the form of Exhibit C hereto) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 12(b)(iv).

(iv) Legends.

(A) Each certificate evidencing Certificated Series B Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN CERTIFICATE OF DESIGNATIONS OF 10.000% SERIES B REDEEMABLE PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY.”

(B) Upon any sale or transfer of a Transfer Restricted Security held in certificated form pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act or an effective registration statement under the Securities Act, the Transfer Agent shall permit the Holder thereof to exchange such Transfer Restricted Security for Certificated Series B Preferred Stock that does not bear a restrictive legend and rescind any restriction on the transfer of such Transfer Restricted Security.

(v) Replacement Certificates. If any of the Series B Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series B Preferred Stock certificate, or in lieu of and substitution for the Series B Preferred Stock certificate lost, stolen or destroyed, a new Series B Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

(vi) Cancellation. In the event the Company shall purchase or otherwise acquire Certificated Series B Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation. The Transfer Agent and no one else shall cancel and destroy all Series B Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Company unless the Company directs the Transfer Agent to deliver canceled Series B Preferred Stock certificates to the Company. The Company may not issue new Series B Preferred Stock certificates to replace Series B Preferred Stock certificates to the extent they evidence Series B Preferred Stock which the Company has purchased or otherwise acquired.

(c) Certain Obligations with Respect to Transfers and Exchanges of Series B Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Transfer Agent shall authenticate Certificated Series B Preferred Stock as required pursuant to the provisions of this Section 12(c).

(ii) All shares of Series B Preferred Stock, whether or not Certificated Series B Preferred Stock, issued upon any registration of transfer or exchange of such shares of Series B Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the shares of Series B Preferred Stock surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Series B Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Series B Preferred Stock are registered as the absolute owner of such Series B Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iv) No service charge shall be made to a Holder for any registration of transfer or exchange of any Series B Preferred Stock on the transfer books of the Company or the Transfer Agent or upon surrender of any Series B Preferred Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series B Preferred Stock if the Person receiving shares in connection with such transfer or exchange is not the holder thereof.

(d) No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series B Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 13. Information Rights. For as long as any shares of Series B Preferred Stock are outstanding, the Company shall provide:

(a) to the Holders unaudited quarterly financial statements prepared in accordance with GAAP as soon as such financial statements become available but no later than forty-five (45) days after the end of each fiscal quarter of the Company;

(b) to the Holders audited annual financial statements prepared in accordance with GAAP within ninety (90) days after the end of each fiscal year of the Company;

(c) to the Holders concurrently with the financial statements delivered pursuant to clause (a) or (b) above, as applicable, a report setting forth, for each fiscal quarter during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such fiscal quarter from the oil and gas properties of the Company and its Subsidiaries, and setting forth the related ad valorem, severance and production taxes, lease operating expenses and capital expenditures attributable thereto and incurred for each such fiscal quarter; and

(d) (i) to the Holders as soon as available, but in any event within ninety (90) days after the end of each fiscal year, a reserve report for the Company’s and its Subsidiaries oil and gas properties prepared or audited by an independent third party engineering firm with an “as of” date of the end of such fiscal year and (ii) to the Board Observer at such time as the same is provided to the Board of Directors of the Company, any unaudited reserve report for the Company’s and its Subsidiaries oil and gas properties prepared by or on behalf of the Company and its Subsidiaries.

Notwithstanding the foregoing, to the extent any of the above financial statements, reports and other information are filed by the Company with the Securities and Exchange Commission in any annual, quarterly and other report required to be filed under the Exchange Act, such financial statements, reports, or information shall be deemed furnished by the Company to the Holders for purposes of this Section 13.

SECTION 14. Other Provisions.

(a) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b) Shares of Series B Preferred Stock that have been issued and reacquired by the Company in any manner, including shares of Series B Preferred Stock purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) upon such reacquisition be automatically cancelled by the Company and shall revert to authorized but unissued shares of preferred stock.

(c) The shares of Series B Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence: (i) on the date of delivery if delivered personally or by electronic mail, upon confirmation of receipt, (ii) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, postage prepaid or (iii) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f) Notwithstanding anything to the contrary provided herein, in the event of a failure by the Company to fulfill its obligations with respect to the payment of dividends or the redemption of the Series B Preferred Stock as set forth in this Certificate of Designations for any reason, (i) the Liquidation Preference with respect to each share of Series B Preferred Stock shall increase with respect to any such unpaid dividends, (ii) to the extent provided for in this Certificate of Designations, each Holder shall have all rights under this Certificate of Designations, including in accordance with Section 3, Section 7, Section 8 and Section 9, together with any other rights which such Holder is entitled to under any contract or agreement at any time and any other rights that such Holder may have pursuant to applicable law and (iii) each Holder’s rights with respect to any unfulfilled redemption of the Series B Preferred Stock exists upon the exercise of such Holder’s redemption rights pursuant to this Certificate of Designations and shall continue to exist until the Series B Preferred Stock is redeemed in accordance with this Certificate of Designations, and no failure by the Company to perform its obligations under this Certificate of Designations for any such reason shall relieve the Company of liability for such obligations.

(g) The Holder Representative, solely in its capacity as the Holder Representative, shall have no liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to, this Certificate of Designations. The Company shall be entitled to rely conclusively and without any inquiry on any and all instructions of, decisions of or action taken or omitted to be taken by the Holder Representative under this Certificate of Designations without any liability to any Holder or obligation to inquire as to such instructions, decisions of, or actions or omissions including the authority or validity thereof, all of which instructions, decisions, actions or omissions shall be legally binding on the Holders.

(h) Any notice from the Company may be provided to the Holders by notice to the Transfer Agent and shall be deemed given upon delivery of such notice to the Transfer Agent to the extent the agreement between the Company and the Transfer Agent provides for delivery by the Transfer Agent of such notice to the Holders. Notice may also be given directly to any Holder by any manner allowed under the bylaws of the Company and applicable law.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this certificate to be signed and attested this 8th day of December, 2017.

ROSEHILL RESOURCES INC.

By:	/s/ J. A. Townsend
Name:	J. A. Townsend
Title:	President and Chief Executive Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF CERTIFICATED SERIES B PREFERRED STOCK CERTIFICATE

FACE OF SECURITY

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN CERTIFICATE OF DESIGNATIONS OF 10.000% SERIES B REDEEMABLE PREFERRED STOCK, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER AND WILL BE PROVIDED, WITHOUT COST, UPON WRITTEN REQUEST TO THE SECRETARY.

Exhibit A-1

Certificate Number [ ]	Number of Shares of
Series B Preferred Stock [ ]

10.000% Series B Redeemable Preferred Stock

of

Rosehill Resources Inc.

ROSEHILL RESOURCES INC., a Delaware corporation (the “Corporation”) hereby certifies that [    ] (the “Holder”) is the registered owner of [    ] fully paid and non-assessable shares of preferred stock, par value $0.0001 per share, of the Corporation, designated as the 10.000% Series B Redeemable Preferred Stock (the “Series B Preferred Stock”). The shares of Series B Preferred Stock are transferrable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are as specified in, and the shares of the Series B Preferred Stock are issued and shall in all respects be subject to the provisions of, the Certificate of Designations dated December [8], 2017, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used but not defined herein shall have the meaning given to them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series B Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate this [                ] day of [                ], 20[    ]

ROSEHILL RESOURCES INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of Series B Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Authorized Signatory

Exhibit A-3

REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights. Requests may be made to:

Rosehill Resources Inc.

16200 Park Row, Suite 300

Houston, Texas 77084

Attention: Craig Owen

                 Chris Wood

Exhibit A-4

ASSIGNMENT

To assign this Series B Preferred Stock certificate, fill in the form below:

FOR VALUE RECEIVED, the undersigned hereby assigns and transfer the shares of Series B Preferred Stock evidenced hereby to:

        (Insert assignee’s legal name)

        (Insert assignee’s social security or tax identification number)

        (Insert assignee’s name, address and zip code)

and irrevocably appoints:

as agent to transfer the shares of Series B Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Dated:

Your Signature:

(Sign exactly as your name appears on the face of this certificate)

Signature Guarantee:[1]

[1]	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-5

EXHIBIT B

OWNERSHIP NOTICE

THE SECURITIES REPRESENTED BY THIS OWNERSHIP NOTICE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY, INCLUDING THE CERTIFICATE OF DESIGNATIONS OF 10.000% SERIES B REDEEMABLE PREFERRED STOCK (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE. THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SECURITIES EVIDENCED BY THIS OWNERSHIP NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Exhibit B-1

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Company.

The shares of Preferred Stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Act or an exemption from the registration requirements of the Act.

Dated:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY as Transfer Agent,

By:
Authorized Signatory

Exhibit B-2

EXHIBIT C

FORM OF CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFER OF PREFERRED STOCK

Re:	Series B Preferred Stock (the “Preferred Stock”) of Rosehill Resources Inc. (the “Corporation”)

This Certificate relates to shares of Preferred Stock held by (the “Transferor”) in:

☐	book entry form; or

☐	definitive form.

The Transferor has requested the Transfer Agent by written order to exchange or register the transfer of Preferred Stock.

In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designations relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because */:

☐	such Preferred Stock is being acquired for the Transferor’s own account without transfer;

☐	such Preferred Stock is being transferred to the Corporation;

☐	such Preferred Stock is being transferred to a qualified institutional buyer (as defined in Rule 144A under the Securities Act), in reliance on Rule 144A; or

☐	such Preferred Stock is being transferred in reliance on and in compliance with another exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Corporation so requests).

[INSERT NAME OF TRANSFEROR]

By:

Date:

*/	Please check applicable box.

Exhibit C-1